UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 14, 2017

THE GYMBOREE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21250	94-2615258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Howard Street, San Francisco, CA

94105

(Address of Principal Executive Offices, Including Zip Code)

(415) 278-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On March 14, 2017, The Gymboree Corporation (the “Company”) issued an earnings release announcing its financial results for the 13 weeks ended January 28, 2017. A copy of the earnings release is furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) and (b) Departure of Chairman and Chief Executive Officer

On March 14, 2017, the Company’s Chief Executive Officer and Chairman of the Board of Directors, Mark Breitbard, announced his resignation as a director and Chief Executive Officer of the Company, effective April 3, 2017, in order to pursue other opportunities. Pursuant to his amended and restated employment agreement, which was entered into in connection with his previously announced transition, Mr. Breitbard will receive his accrued but unpaid compensation upon his termination of employment.

(c) Appointment of Interim Chief Executive Officer;

On March 14, 2017, the Company appointed Mark Weikel as its interim Chief Executive Officer, effective April 3, 2017. Mr. Weikel currently serves on the board of directors of the Company and its parent, Giraffe Holding, Inc. Mr. Weikel is 61 years old.

Mr. Weikel has been a director on the Company’s board of directors and the board of directors of Giraffe Holding, Inc. (the Company’s parent) since November 2014, and will continue in those roles while serving as the Company’s interim Chief Executive Officer. Mr. Weikel has served as a Senior Business Advisor at Luxottica Group SpA from April 2014 to December 2014. Mr. Weikel was President and Chief Executive Officer of Retail Optical North America at Luxottica Group SpA from January 2013 to March 2014. Mr. Weikel served as President and General Manager of Lenscrafters at Luxottica Group SpA from January 2011 until January 2013. Mr. Weikel provided oversight and leadership to the finance, planning and allocation, business planning and operations, sourcing and production, human resources, brand marketing, visual merchandising, product/merchandising and stores functions in his roles at Luxottica Group SpA. Mr. Weikel has been a member of the Board of Directors of The Magic House since 2016. Mr. Weikel has been a member of the board of directors of Tractor Supply Company since February 2014, and serves on its compensation committee and audit committee. Mr. Weikel has also served on the board of OneSight, a non-profit organization, since 2011. Prior to that time, Mr. Weikel also served as the Chief Operating Officer of Lord & Taylor, the President and Chief Operating Officer of Victoria’s Secret Stores, and in several positions within the May Department Stores, include as the Chairman for Foley’s Department Stores.

In connection with his service on the Company’s board of directors, the Company previously entered into an indemnification agreement with Mr. Weikel, which would require the Company to indemnify him against certain liabilities that may arise in connection with his status or service as a director. This agreement will also apply to him with respect to his service as an officer of the Company. The indemnification agreement also would provide for an advancement of expenses incurred by Mr. Weikel in connection with any proceeding relating to his status as a director or officer. The Company’s form of indemnification agreement was filed with the SEC as Exhibit 10.1 to the Form 8-K filed with the SEC on March 24, 2015.

(e) Compensatory Arrangement with Interim Chief Executive Officer

In connection with Mr. Weikel’s appointment as the Company’s interim Chief Executive Officer, the Company and Mr. Weikel agreed to the terms of his employment on March 14, 2017.

Pursuant to the term sheet signed by Mr. Weikel and the Company, for the two months following April 2, 2017, Mr. Weikel will serve as our interim Chief Executive Officer. The initial term of his employment may be extended in one month increments on the same terms. Mr. Weikel will be paid $100,000 per month as full compensation for his duties during the employment period. Mr. Weikel will also be entitled to reimbursement for all reasonable business expenses, including travel and lodging expenses incurred in connection with his duties during the employment period.

Either party may terminate Mr. Weikel’s employment upon five business days’ notice. No compensation will be payable to Mr. Weikel upon any termination of his employment, other than compensation that is accrued but unpaid as of the termination date.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Description

99.1	Earnings release of The Gymboree Corporation dated March 14, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GYMBOREE CORPORATION

Date: March 14, 2017	By:	/s/ ANDREW NORTH
Name: ANDREW NORTH
Title: Chief Financial Officer

EXHIBIT INDEX

No.	Description

99.1	Earnings release of The Gymboree Corporation dated March 14, 2017.